UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2004

Summit Bank Corporation
(Exact name of registrant as specified in its charter)

Georgia	0-21267	58-1722476
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4360 Chamblee-Dunwoody Road, Atlanta, GA		30341
(Address of principal executive offices)		(Zip Code)

(770) 454-0400
(Registrant's telephone number, including area code)

__________________________________________________________________
(Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.

On July 20, 2004, Summit Bank Corporation (the "Company") issued a press release regarding its financial results for the quarter ended June 30, 2004. The Company's press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2004

SUMMIT BANK CORPORATION

By: /s/ Gary K. McClung
Gary K. McClung
Chief Financial Officer

EXHIBIT INDEX

No.	Description
99.1	Press Release dated July 20, 2004.

EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA) FOR IMMEDIATE RELEASE	Contact: Gary McClung gmcclung@summitbk.com
770-454-0400

SUMMIT BANK CORPORATION REPORTS 7% INCREASE IN SECOND QUARTER EARNINGS

ATLANTA, GEORGIA, (July 20, 2004) - Summit Bank Corporation (the "Company" or "Summit") (Nasdaq: SBGA) today reported record second quarter 2004 net income of $1,291,000 compared to $1,203,000 for the second quarter of 2003, an increase of 7%. The earnings increase was primarily attributed to higher interest income resulting from loan growth over the past year. Earnings per share increased 10% to $.23 for second quarter 2004 compared to $.21 per share for the same period in 2003. The Company paid a cash dividend of $.10 per share to its shareholders in second quarter 2004. Prior year earnings per share amounts have been restated to reflect the 50% stock dividend in February 2004.

For the six-month period ended June 30, 2004, Summit reported earnings of $2,612,000, an increase of 17% compared to $2,233,000 for the same period last year. This increase was also attributed to higher interest income, primarily from additional loans. For the current year to date period, earnings per share were $.46 compared to $.39 last year, an increase of 18%.

Total assets grew to $506 million at June 30, 2004, an increase of 20% compared to June 30, 2003, and 6% from December 31, 2003. Net loans grew to $325 million at June 30, 2004, an increase of $52 million, or 19%, from June 30, 2003 and $12 million, or 4%, from year-end 2003. Deposits grew to $400 million at June 30, 2004, an increase of $50 million during the trailing twelve months, a growth rate of 14% and $31 million, or 8%, from year-end 2003.

The Company reported a net interest margin of 3.81% for the quarter ended June 30, 2004, down from 4.07% reported last quarter. The decline was due to a lower realized yield on earning assets. Additionally, funding costs on maturing certificates of deposit and wholesale funding sources increased during the quarter. The Company remains asset-sensitive which should be beneficial with the recent increase in the Prime rate, the dominant index for Summit's commercial loan portfolio. For the six-month period ended June 30, 2004, the net interest margin was 3.94% compared to 3.98% a year earlier.

Noninterest income was $901,000 for second quarter 2004, down slightly compared to $927,000 for the same period last year. For the six-month period ended June 30, 2004, noninterest income increased 6% to $1.96 million compared to $1.84 million for the same period last year. The increase in the current six-month period was attributed to gains from sales of investment securities during first quarter 2004. Noninterest expenses increased to $3.3 million in the current quarter, compared to $3.0 million in the second quarter of 2003, an increase of 10%. For the comparable six-month periods, noninterest expenses were $6.5 million at June 30, 2004 compared to $5.9 million last year, an 11% increase. These increases are largely attributed to costs associated with a new branch that opened in July 2003 and personnel costs related to strengthening our infrastructure for future growth.

Summit reported return on equity of 15.38% for the three-month period ended June 30, 2004, up slightly compared to 15.19% for the same period last year. For the comparable six-month periods, Summit reported a return on equity of 15.62% for the period ended June 30, 2004, compared to 14.16% for the period ended June 30, 2003. Nonperforming assets were $705,000, or .21% of total loans and other real estate at June 30, 2004, down significantly from $1.4 million at June 30, 2003. This amount is up from $392,000 at year-end 2003, however, over $674,000, or 96%, are fully guaranteed by the U.S. Small Business Administration ("SBA"). Net charge-offs through June 30, 2004 were $337,000, or .21% of average gross loans, compared to $123,000 for the six months ended June 30, 2003.

Chief Executive Officer, Pin Pin Chau, said, "Our loan growth slowed this quarter, largely the result of higher than normal attrition in the portfolio. Despite this slowing, our new commercial loan origination volume in second quarter 2004 was still quite strong, matching that of recent quarters. We have completed most of the planned additions and improvements to our infrastructure. These include strengthening credit administration and implementing enterprise-wide risk management systems and initiating internal control reviews as mandated under the Sarbanes-Oxley legislation. We believe these efforts will be further underpinning for our future growth plans." Chau continued, "We have opened our limited service branch this month which will target deposit customers in the South Atlanta market and also international freight forwarders located near the Atlanta Hartsfield-Jackson International Airport. This will be Summit's fifth office in the Atlanta market, with one additional office planned for Gwinnett County in North Atlanta later this year."

Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets. It currently operates five branches in the metropolitan Atlanta area and two in the South Bay area of San Francisco, California.

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit's assumptions, but that are beyond Summit's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit's markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Summit's filings with the Securities and Exchange Commission.

Summit Bank Corporation

(SBGA)

Selected Financial Information

June 30, 2004

(In thousands, except per share data)
			June 30,			%
		2004		2003		Change

Total Assets		505,814		420,571		20.27%
Net Loans		325,375		273,129		19.13%
Investments		137,909		107,354		28.46%
Total Deposits		399,684		349,817		14.26%
Noninterest-Bearing		81,604		80,926		0.84%
Interest-Bearing		318,080		268,891		18.29%
Stockholders' Equity		32,052		33,005		-2.89%

Loans as % Deposits		81.41%		78.08%
Allowance for Loan Losses as % Total Loans		1.33%		1.31%
Nonperforming Assets as % Total Loans and ORE		0.21%		0.51%
Return on Average Assets		1.06%		1.08%
Return on Average Equity		15.62%		14.17%

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2004	2003	Change	2004	2003	Change

Interest Income	6,457	5,641	14.47%	12,977	11,141	16.48%
Interest Expense	2,016	1,739	15.93%	3,943	3,540	11.38%
Net Interest Income	4,441	3,902	13.81%	9,034	7,601	18.85%
Provision for Loan Losses	201	108	86.11%	665	322	106.52%
Noninterest Income	901	927	-2.80%	1,961	1,843	6.40%
Noninterest Expenses	3,290	2,995	9.85%	6,508	5,869	10.89%
Income Before Taxes	1,851	1,726	7.24%	3,822	3,253	17.49%
Tax Expense	560	523	7.07%	1,210	1,020	18.63%
Net Income	1,291	1,203	7.32%	2,612	2,233	16.97%

Basic Earnings Per Share	0.23	0.21	9.52%	0.46	0.39	17.95%
Diluted Earnings Per Share	0.23	0.21	9.52%	0.46	0.39	17.95%
Dividend Per Share	0.10	0.087	14.94%	0.20	0.173	15.61%

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